Exhibit 5.2

June 29, 2017

United States Securities and Exchange Commission

Re: Sierra Metals Inc. (the “Corporation”)

Ladies and Gentlemen:

We hereby consent to the reference to our firm name on page iii and under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-218076) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Baker & McKenzie LLP